Exhibit 99.1
Customers Bancorp, Inc. (NYSE:CUBI)
701 Reading Avenue
West Reading, PA 19611

Contact:
Jordan Baucum, Head of Corporate Communications 951-608-8314
Customers Bancorp Reports Results for Third Quarter 2024
Third Quarter 2024 Highlights
•Q3 2024 net income available to common shareholders was $42.9 million, or $1.31 per diluted share; ROAA was 0.88% and ROCE was 10.44%.
•Q3 2024 core earnings*1 were $43.8 million, or $1.34 per diluted share; Core ROAA* was 0.89% and Core ROCE* was 10.66%.
•CET 1 ratio of 12.5%2 at September 30, 2024, compared to 12.8% at June 30, 2024, above the 11.5% target.
•TCE / TA ratio* of 7.7% at September 30, 2024, compared to 7.7% at June 30, 2024, above the 7.5% target.
•Total loans and leases held for investment grew by $520.8 million in Q3 2024 from Q2 2024 or 16% annualized.
•Q3 2024 deposit inflows from commercial customers of $1.1 billion funded the paydown of $0.7 billion of higher-cost commercial and consumer deposits. Total deposits increased by $391.3 million in Q3 2024 from Q2 2024.
•Total estimated insured deposits were 75%3 of total deposits at September 30, 2024, with immediately available liquidity covering estimated uninsured deposits3 by approximately 183%.
•Q3 2024 net interest margin, tax equivalent (“NIM”) was 3.06%, compared to Q2 2024 NIM of 3.29% primarily due to lower discount accretion and prepayment income in Q3 2024 as well as lower average consumer installment loan balances and securities portfolio repositioning.
•Non-performing assets were $47.3 million, or 0.22% of total assets, at September 30, 2024 compared to 0.23% at June 30, 2024.
•Q3 2024 provision for credit losses on loans and leases was $17.8 million compared to $17.9 million in Q2 2024 and the allowance for credit losses on loans and leases equaled 281% of non-performing loans at September 30, 2024, compared to 280% at June 30, 2024.
•Q3 2024 book value per share and tangible book value per share* both grew by approximately $2.26, or 4.5% over Q2 2024, or 17.7% annualized, with a tangible book value per share* of $52.96 at September 30, 2024. This was driven by current quarter earnings and a decrease in AOCI losses of $25.3 million.

*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

[1] Excludes pre-tax severance expense of $0.7 million, unrealized losses on loans held for sale of $0.6 million, gain on investment securities of $0.4 million and derivative credit valuation adjustment of $0.2 million.

[2] Regulatory capital ratios as of September 30, 2024 are estimates.
[3] Uninsured deposits (estimate) of $6.1 billion to be reported on the Bank’s call report, less deposits of $1.4 billion collateralized by standby letters of credit from the FHLB and from our affiliates of $136.5 million.

CEO Commentary
West Reading, PA, October 31, 2024 - “Customers Bancorp continued to deliver on its strategic priorities to grow our franchise value through lower-cost and granular deposit inflows and diversified loan growth while we manage our operational risks,” said Customers Bancorp Chairman and CEO Jay Sidhu. “We have strong momentum as we pursue phase two of our deposit transformation strategy – remixing existing higher-cost business unit deposits*1 and brokered deposits into core lower-cost and granular deposits. We started the year with robust pipeline within our existing businesses which has been materially enhanced by the new commercial banking teams that joined Customers in April. In the quarter, we utilized deposit growth from commercial customers of $1.1 billion to paydown $0.7 billion of higher-cost commercial and consumer client deposits. In the third quarter, these inflows were, once again, broad-based with more than 25 different channels increasing balances and 70% of channels contributing $25 million or more. Our new deposit focused commercial banking teams have opened over 3,000 new deposit accounts since joining and gathered $536 million in deposits at an interest rate of approximately 2.9% with approximately 30% being non-interest bearing. Our deposit pipelines continue to grow with an extraordinary conversion ratio. We repurchased 373,974 shares of common stock under the previously authorized share repurchase program at an average price below Tangible Book Value per share*. Even with the share repurchase and balance sheet growth, our TCE / TA ratio* remained flat. Enhanced by the addition of our new banking teams, we believe we are extremely well-positioned to continue to strengthen our deposit franchise, improve our profitability, and maintain our already strong capital ratios,” stated Jay Sidhu.
“Our Q3 2024 GAAP earnings were $42.9 million, or $1.31 per diluted share, and core earnings* were $43.8 million, or $1.34 per diluted share. At September 30, 2024, our deposit base was well diversified, with approximately 75%2 of total deposits insured. We maintain a strong liquidity position, with $8.3 billion of liquidity immediately available, which covers approximately 183% of uninsured deposits2 and our loan to deposit ratio was 78%. We continue to focus loan production where we have a holistic and primary relationship. Total loans and leases held for investment grew by $520.8 million which represent a 16% annualized growth rate, driven by strong commercial loan growth of $539.5 million. Our loan pipeline continued to build during the third quarter, and we remain confident in achieving the 10% – 15% loan growth outlook previously provided. We continue to hold strong levels of liquidity and capital to support the needs of our customers. Asset quality remains strong, and a clear differentiator for us, with our NPA ratio at just 0.22% of total assets and reserve levels are robust at 281% of total non-performing loans at the end of Q3 2024. Total net charge-offs declined by $1.7 million and the combined level of special mention and substandard commercial loans declined by $44.0 million during the quarter. Our exposure to the higher risk commercial real estate office sector is minimal, representing approximately 1% of the loan portfolio. We will remain disciplined, but opportunistic, with our balance sheet capacity to manage risk and maintain robust capital levels. Tangible Book Value per share* grew to $52.96. We are excited and optimistic about the opportunities ahead which have been enhanced by the addition of the new banking teams,” Jay Sidhu continued.

*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

[1] Total deposits excluding wholesale CDs and BMTX student-related deposits.
[2] Uninsured deposits (estimate) of $6.1 billion to be reported on the Bank’s call report, less deposits of $1.4 billion collateralized by standby letters of credit from the FHLB and from our affiliates of $136.5 million.

Financial Highlights

(Dollars in thousands, except per share data)	At or Three Months Ended		Increase (Decrease)
	September 30, 2024	June 30, 2024
Profitability Metrics:
Net income available for common shareholders	$42,937	$54,300	$(11,363)	(20.9)%
Diluted earnings per share	$1.31	$1.66	$(0.35)	(21.1)%
Core earnings*	$43,838	$48,567	$(4,729)	(9.7)%
Adjusted core earnings*	$41,381	$48,567	$(7,186)	(14.8)%
Core earnings per share*	$1.34	$1.49	$(0.15)	(10.1)%
Adjusted core earnings per share*	$1.26	$1.49	$(0.23)	(15.4)%
Return on average assets (“ROAA”)	0.88%	1.11%	(0.23)
Core ROAA*	0.89%	1.00%	(0.11)
Adjusted core ROAA*	0.85%	1.00%	(0.15)
Return on average common equity (“ROCE”)	10.44%	13.85%	(3.41)
Core ROCE*	10.66%	12.39%	(1.73)
Adjusted core ROCE*	10.06%	12.39%	(2.33)
Core pre-tax pre-provision net income*	$64,824	$89,220	$(24,396)	(27.3)%
Adjusted core pre-tax pre-provision net income*	$61,827	$89,220	$(27,393)	(30.7)%
Net interest margin, tax equivalent	3.06%	3.29%	(0.23)
Yield on loans (Loan yield)	6.99%	7.17%	(0.18)
Cost of deposits	3.46%	3.40%	0.06
Efficiency ratio	62.40%	51.87%	10.53
Core efficiency ratio*	61.69%	53.47%	8.22
Adjusted core efficiency ratio*	63.48%	53.47%	10.01
Non-interest expense to average total assets	1.95%	1.98%	(0.03)
Core non-interest expense to average total assets*	1.94%	1.93%	0.01
Adjusted core non-interest expense to average total assets*	1.99%	1.93%	0.06
Balance Sheet Trends:
Total assets	$21,456,082	$20,942,975	$513,107	2.5%
Total cash and investment securities	$6,564,528	$6,523,036	$41,492	0.6%
Total loans and leases	$14,053,116	$13,632,639	$420,477	3.1%
Non-interest bearing demand deposits	$4,670,809	$4,474,862	$195,947	4.4%
Total deposits	$18,069,389	$17,678,093	$391,296	2.2%
Capital Metrics:
Common Equity	$1,663,386	$1,609,071	$54,315	3.4%
Tangible Common Equity*	$1,659,757	$1,605,442	$54,315	3.4%
Common Equity to Total Assets	7.8%	7.7%	0.1
Tangible Common Equity to Tangible Assets*	7.7%	7.7%	—
Book Value per common share	$53.07	$50.81	$2.26	4.4%
Tangible Book Value per common share*	$52.96	$50.70	$2.26	4.5%
Common equity Tier 1 capital ratio (1)	12.5%	12.8%	(0.3)
Total risk based capital ratio (1)	15.4%	15.8%	(0.4)

(1) Regulatory capital ratios as of September 30, 2024 are estimates.
*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

Financial Highlights

(Dollars in thousands, except per share data)	At or Three Months Ended		Increase (Decrease)		Nine Months Ended		Increase (Decrease)
	September 30, 2024	September 30, 2023			September 30, 2024	September 30, 2023
Profitability Metrics:
Net income available for common shareholders	$42,937	$82,953	$(40,016)	(48.2)%	$143,163	$177,225	$(34,062)	(19.2)%
Diluted earnings per share	$1.31	$2.58	$(1.27)	(49.2)%	$4.37	$5.53	$(1.16)	(21.0)%
Core earnings*	$43,838	$83,294	$(39,456)	(47.4)%	$138,937	$186,600	$(47,663)	(25.5)%
Adjusted core earnings*	$41,381	$83,294	$(41,913)	(50.3)%	$145,085	$186,600	$(41,515)	(22.2)%
Core earnings per share*	$1.34	$2.59	$(1.25)	(48.3)%	$4.24	$5.82	$(1.58)	(27.1)%
Adjusted core earnings per share*	$1.26	$2.59	$(1.33)	(51.4)%	$4.43	$5.82	$(1.39)	(23.9)%
Return on average assets (“ROAA”)	0.88%	1.57%	(0.69)		0.97%	1.17%	(0.20)
Core ROAA*	0.89%	1.57%	(0.68)		0.95%	1.22%	(0.27)
Adjusted core ROAA*	0.85%	1.57%	(0.72)		0.99%	1.22%	(0.23)
Return on average common equity (“ROCE”)	10.44%	23.97%	(13.53)		12.10%	17.84%	(5.74)
Core ROCE*	10.66%	24.06%	(13.40)		11.74%	18.79%	(7.05)
Adjusted core ROCE*	10.06%	24.06%	(14.00)		12.26%	18.79%	(6.53)
Core pre-tax pre-provision net income*	$64,824	$128,564	$(63,740)	(49.6)%	$237,718	$314,679	$(76,961)	(24.5)%
Adjusted core pre-tax pre-provision net income*	$61,827	$128,564	$(66,737)	(51.9)%	$246,035	$314,679	$(68,644)	(21.8)%
Net interest margin, tax equivalent	3.06%	3.70%	(0.64)		3.16%	3.28%	(0.12)
Yield on loans (Loan yield)	6.99%	7.87%	(0.88)		7.07%	7.12%	(0.05)
Cost of deposits	3.46%	3.24%	0.22		3.44%	3.23%	0.21
Efficiency ratio	62.40%	41.01%	21.39		55.97%	45.62%	10.35
Core efficiency ratio*	61.69%	41.04%	20.65		56.29%	45.03%	11.26
Adjusted core efficiency ratio*	63.48%	41.04%	22.44		54.75%	45.03%	9.72
Non-interest expense to average total assets	1.95%	1.62%	0.33		1.93%	1.61%	0.32
Core non-interest expense to average total assets*	1.94%	1.62%	0.32		1.91%	1.60%	0.31
Adjusted core non-interest expense to average total assets*	1.99%	1.62%	0.37		1.86%	1.60%	0.26

(1) Regulatory capital ratios as of September 30, 2024 are estimates.
*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

Financial Highlights

(Dollars in thousands, except per share data)	At or Three Months Ended		Increase (Decrease)
	September 30, 2024	September 30, 2023
Balance Sheet Trends:
Total assets	$21,456,082	$21,857,152	$(401,070)	(1.8)%
Total cash and investment securities	$6,564,528	$7,371,551	$(807,023)	(10.9)%
Total loans and leases	$14,053,116	$13,713,482	$339,634	2.5%
Non-interest bearing demand deposits	$4,670,809	$4,758,682	$(87,873)	(1.8)%
Total deposits	$18,069,389	$18,195,364	$(125,975)	(0.7)%
Capital Metrics:
Common Equity	$1,663,386	$1,423,813	$239,573	16.8%
Tangible Common Equity*	$1,659,757	$1,420,184	$239,573	16.9%
Common Equity to Total Assets	7.8%	6.5%	1.3
Tangible Common Equity to Tangible Assets*	7.7%	6.5%	1.2
Book Value per common share	$53.07	$45.47	$7.60	16.7%
Tangible Book Value per common share*	$52.96	$45.36	$7.60	16.8%
Common equity Tier 1 capital ratio (1)	12.5%	11.3%	1.2
Total risk based capital ratio (1)	15.4%	14.3%	1.1

(1) Regulatory capital ratios as of September 30, 2024 are estimates.
*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

Key Balance Sheet Trends
Loans and Leases
The following table presents the composition of total loans and leases as of the dates indicated:

(Dollars in thousands)	September 30, 2024	% of Total	June 30, 2024	% of Total	September 30, 2023	% of Total
Loans and Leases Held for Investment
Commercial:
Commercial & industrial:
Specialized lending	$5,468,507	39.7%	$5,528,745	41.7%	$5,422,161	40.0%
Other commercial & industrial (1)	1,087,222	7.9	1,092,146	8.2	1,252,427	9.2
Mortgage finance	1,367,617	9.9	1,122,812	8.5	1,042,549	7.7
Multifamily	2,115,978	15.4	2,067,332	15.6	2,130,213	15.7
Commercial real estate owner occupied	981,904	7.1	805,779	6.1	794,815	5.9
Commercial real estate non-owner occupied	1,326,591	9.6	1,202,606	9.1	1,178,203	8.7
Construction	174,509	1.3	163,409	1.2	252,588	1.8
Total commercial loans and leases	12,522,328	90.9	11,982,829	90.4	12,072,956	89.0
Consumer:
Residential	500,786	3.6	481,503	3.6	483,133	3.6
Manufactured housing	34,481	0.3	35,901	0.3	40,129	0.3
Installment:
Personal	453,739	3.3	474,481	3.6	629,843	4.6
Other	266,362	1.9	282,201	2.1	337,053	2.5
Total installment loans	720,101	5.2	756,682	5.7	966,896	7.1
Total consumer loans	1,255,368	9.1	1,274,086	9.6	1,490,158	11.0
Total loans and leases held for investment	$13,777,696	100.0%	$13,256,915	100.0%	$13,563,114	100.0%

Loans Held for Sale
Residential	$2,523	0.9%	$2,684	0.7%	$1,005	0.7%
Installment:
Personal	55,799	20.3	125,598	33.4	124,848	83.0
Other	217,098	78.8	247,442	65.9	24,515	16.3
Total installment loans	272,897	99.1	373,040	99.3	149,363	99.3
Total loans held for sale	$275,420	100.0%	$375,724	100.0%	$150,368	100.0%

Total loans and leases portfolio	$14,053,116		$13,632,639		$13,713,482
(1)    Includes PPP loans of $30.5 million, $38.3 million and $137.1 million as of September 30, 2024, June 30, 2024 and September 30, 2023, respectively.
Loans and Leases Held for Investment
Loans and leases held for investment were $13.8 billion at September 30, 2024, up $520.8 million, or 3.9%, from June 30, 2024. Mortgage finance loans increased by $244.8 million, or 21.8% quarter-over-quarter. Owner-occupied commercial real estate loans increased by $176.1 million, or 21.9% to $981.9 million. Non-owner occupied commercial real estate loans increased by $124.0 million, or 10.3% to $1.3 billion. Multifamily loans increased by $48.6 million, or 2.4% to $2.1 billion. Specialized lending decreased by $60.2 million, or 1.1% quarter-over-quarter, to $5.5 billion. Other commercial and industrial loans decreased by $4.9 million, or 0.5% quarter-over-quarter, to $1.1 billion. Consumer installment loans held for investment decreased by $36.6 million, or 4.8% quarter-over-quarter, to $720.1 million.

Loans and leases held for investment of $13.8 billion at September 30, 2024 were up $214.6 million, or 1.6%, year-over-year. Mortgage finance loans increased by $325.1 million, or 31.2% year-over-year due to higher mortgage activity from lower interest rates. Owner-occupied commercial real estate loans increased by $187.1 million. Non-owner occupied commercial real estate loans increased by $148.4 million. Specialized lending increased by $46.3 million. Consumer installment loans decreased by $246.8 million, or 25.5% year-over-year due to the continued build out of the held-for-sale strategy and de-risking of the held-for-investment loan portfolio. Other commercial and industrial loans decreased by $165.2 million, which included decreases in PPP loans primarily from guarantee payments. Construction loans decreased by $78.1 million.
Loans Held for Sale
Loans held for sale decreased $100.3 million quarter-over-quarter, and were $275.4 million at September 30, 2024 including the sale of consumer installment loans that were classified as held for sale with a carrying value of $200.8 million in Q3 2024. As part of these sales, Customers recognized a loss on sale of $0.3 million, which is presented within net gain (loss) on sale of loans and leases in the consolidated statement of income in Q3 2024.
Allowance for Credit Losses on Loans and Leases

The following table presents the allowance for credit losses on loans and leases as of the dates and for the periods presented:

	At or Three Months Ended		Increase (Decrease)	At or Three Months Ended		Increase (Decrease)
(Dollars in thousands)	September 30, 2024	June 30, 2024		September 30, 2024	September 30, 2023
Allowance for credit losses on loans and leases	$133,158	$132,436	$722	$133,158	$139,213	$(6,055)
Provision (benefit) for credit losses on loans and leases	$17,766	$17,851	$(85)	$17,766	$17,055	$711
Net charge-offs from loans held for investment	$17,044	$18,711	$(1,667)	$17,044	$17,498	$(454)
Annualized net charge-offs to average loans and leases	0.50%	0.56%		0.50%	0.50%
Coverage of credit loss reserves for loans and leases held for investment	1.06%	1.08%		1.06%	1.10%
Net charge-offs decreased modestly with $17.0 million in Q3 2024, compared to $18.7 million in Q2 2024 and $17.5 million in Q3 2023.
Provision (benefit) for Credit Losses

	Three Months Ended		Increase (Decrease)	Three Months Ended		Increase (Decrease)
(Dollars in thousands)	September 30, 2024	June 30, 2024		September 30, 2024	September 30, 2023
Provision (benefit) for credit losses on loans and leases	$17,766	$17,851	$(85)	$17,766	$17,055	$711
Provision (benefit) for credit losses on available for sale debt securities	(700)	270	(970)	(700)	801	(1,501)
Provision for credit losses	17,066	18,121	(1,055)	17,066	17,856	(790)
Provision (benefit) for credit losses on unfunded commitments	642	1,594	(952)	642	48	594
Total provision for credit losses	$17,708	$19,715	$(2,007)	$17,708	$17,904	$(196)
The provision for credit losses on loans and leases in Q3 2024 was $17.8 million, compared to $17.9 million in Q2 2024. The lower provision in Q3 2024 was primarily due to slight improvements in macroeconomic forecasts.
The provision for credit losses on available for sale investment securities in Q3 2024 was a benefit to provision of $0.7 million, compared to provision of $0.3 million in Q2 2024.

The provision for credit losses on loans and leases in Q3 2024 was $17.8 million, compared to $17.1 million in Q3 2023. The higher provision in Q3 2024 compared to the year ago period was primarily due to higher balances in commercial and industrial loan balances held for investment, partially offset by lower balances in consumer installment loans held for investment.
The provision for credit losses on available for sale investment securities in Q3 2024 was a benefit to provision of $0.7 million compared to provision of $0.8 million in Q3 2023.
Asset Quality
The following table presents asset quality metrics as of the dates indicated:

(Dollars in thousands)	September 30, 2024	June 30, 2024	Increase (Decrease)	September 30, 2024	September 30, 2023	Increase (Decrease)
Non-performing assets (“NPAs”):
Nonaccrual / non-performing loans (“NPLs”)	$47,326	$47,380	$(54)	$47,326	$29,867	$17,459
Non-performing assets	$47,326	$47,444	$(118)	$47,326	$29,970	$17,356
NPLs to total loans and leases	0.34%	0.35%		0.34%	0.22%
Reserves to NPLs	281.36%	279.52%		281.36%	466.11%
NPAs to total assets	0.22%	0.23%		0.22%	0.14%

Loans and leases (1) risk ratings:
Commercial loans and leases
Pass	$10,844,500	$10,500,922	$343,578	$10,844,500	$10,503,731	$340,769
Special Mention	178,026	170,014	8,012	178,026	189,329	(11,303)
Substandard	218,921	270,898	(51,977)	218,921	280,267	(61,346)
Total commercial loans and leases	11,241,447	10,941,834	299,613	11,241,447	10,973,327	268,120
Consumer loans
Performing	1,240,581	1,256,816	(16,235)	1,240,581	1,473,493	(232,912)
Non-performing	14,787	17,270	(2,483)	14,787	16,665	(1,878)
Total consumer loans	1,255,368	1,274,086	(18,718)	1,255,368	1,490,158	(234,790)
Loans and leases receivable (1)	$12,496,815	$12,215,920	$280,895	$12,496,815	$12,463,485	$33,330

(1)    Risk ratings are assigned to loans and leases held for investment, and excludes loans held for sale, loans receivable, mortgage finance, at fair value and eligible PPP loans that are fully guaranteed by the Small Business Administration.
Over the last decade, the Bank has developed a suite of commercial loan products with one particularly important common denominator: relatively low credit risk assumption. The Bank’s commercial and industrial (“C&I”), mortgage finance, corporate and specialized lending lines of business, and multifamily loans for example, are characterized by conservative underwriting standards and historically low loss rates. Because of this emphasis, the Bank’s credit quality to date has been incredibly healthy despite an adverse economic environment. Maintaining strong asset quality also requires a highly active portfolio monitoring process. In addition to frequent client outreach and monitoring at the individual loan level, management employs a bottom-up data driven approach to analyze the commercial portfolio.
Total consumer installment loans held for investment at September 30, 2024 were less than 4% of total assets and approximately 5% of total loans and leases held for investment, and were supported by an allowance for credit losses of $50.1 million. At September 30, 2024, the consumer installment portfolio had the following characteristics: average original FICO score of 746, average debt-to-income of 20% and average borrower income of $101 thousand.
Non-performing loans at September 30, 2024 decreased to 0.34% of total loans and leases, compared to 0.35% at June 30, 2024 and increased, compared to 0.22% at September 30, 2023.
Investment Securities
The investment securities portfolio, including debt securities classified as available for sale (“AFS”) and held to maturity (“HTM”) provides periodic cash flows through regular maturities and amortization, can be used as collateral to secure additional funding, and is an important component of the Bank’s liquidity position.

The following table presents the composition of the investment securities portfolio as of the dates indicated:

(Dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Debt securities, available for sale	$2,377,733	$2,477,758	$2,746,729
Equity securities	34,336	33,892	26,478
Investment securities, at fair value	2,412,069	2,511,650	2,773,207
Debt securities, held to maturity	1,064,437	962,799	1,178,370
Total investment securities portfolio	$3,476,506	$3,474,449	$3,951,577
Customers’ securities portfolio is highly liquid, short in duration, and high in yield. At September 30, 2024, the AFS debt securities portfolio had a spot yield of 5.23%, an effective duration of approximately 2.0 years, and approximately 30% are variable rate. Additionally, 63% of the AFS securities portfolio was AAA rated at September 30, 2024.
At September 30, 2024, the HTM debt securities portfolio represented only 5.0% of total assets at September 30, 2024, had a spot yield of 4.31% and an effective duration of approximately 3.5 years. Additionally, at September 30, 2024, approximately 43% of the HTM securities were AAA rated and 51% were credit enhanced asset backed securities with no current expectation of credit losses.
As a part of the sales of consumer installment loans that were classified as held for sale, Customers provided financing to the purchaser for a portion of the sale price in the form of $160.0 million of asset-backed securities, collateralized by the sold loans, which mostly accounted for the increase in HTM debt securities at September 30, 2024 as compared to the prior quarter.
Deposits
The following table presents the composition of our deposit portfolio as of the dates indicated:

(Dollars in thousands)	September 30, 2024	% of Total	June 30, 2024	% of Total	September 30, 2023	% of Total
Demand, non-interest bearing	$4,670,809	25.9%	$4,474,862	25.3%	$4,758,682	26.2%
Demand, interest bearing	5,606,500	31.0	5,894,056	33.4	5,824,410	32.0
Total demand deposits	10,277,309	56.9	10,368,918	58.7	10,583,092	58.2
Savings	1,399,968	7.7	1,573,661	8.9	1,118,353	6.1
Money market	3,961,028	21.9	3,539,815	20.0	2,499,593	13.7
Time deposits	2,431,084	13.5	2,195,699	12.4	3,994,326	22.0
Total deposits	$18,069,389	100.0%	$17,678,093	100.0%	$18,195,364	100.0%
Total deposits increased $391.3 million, or 2.2%, to $18.1 billion at September 30, 2024 as compared to the prior quarter. Non-interest bearing demand deposits increased $195.9 million, or 4.4%, to $4.7 billion. Money market deposits increased $421.2 million, or 11.9%, to $4.0 billion and time deposits increased $235.4 million, or 10.7%, to $2.4 billion. These increases were offset by decreases in interest bearing demand deposits of $287.6 million, or 4.9%, to $5.6 billion and savings deposits of $173.7 million, or 11.0%, to $1.4 billion. The total average cost of deposits increased by 6 basis points to 3.46% in Q3 2024 from 3.40% in the prior quarter. Total estimated uninsured deposits were $4.5 billion1, or 25% of total deposits (inclusive of accrued interest) at September 30, 2024. Customers is also highly focused on total deposits with contractual term to manage its liquidity profile and the funding of loans and securities.
“Our deposit costs increased in the quarter attributable to strong deposit growth in the interest bearing category. We’re extremely excited about the success we’re having in bringing new clients to the bank and the long-term franchise value it will drive outweighing any short-term impacts. With the remix efforts underway and in a declining rate environment we expect to have flexibility lowering interest bearing deposit costs going forward including as these newer relationships season,” stated Jay Sidhu.

1 Uninsured deposits (estimate) of $6.1 billion to be reported on the Bank’s call report, less deposits of $1.4 billion collateralized by standby letters of credit from the FHLB and from our affiliates of $136.5 million.

Total deposits decreased $126.0 million, or 0.7%, to $18.1 billion at September 30, 2024 as compared to a year ago. Time deposits decreased $1.6 billion, or 39.1% to $2.4 billion, interest bearing demand deposits decreased $217.9 million, or 3.7%, to $5.6 billion and non-interest bearing demand deposits decreased $87.9 million, or 1.8%, to $4.7 billion. These decreases were offset by increases in money market deposits of $1.5 billion, or 58.5%, to $4.0 billion and savings deposits of $281.6 million, or 25.2%, to $1.4 billion. The total average cost of deposits increased by 22 basis points to 3.46% in Q3 2024 from 3.24% in the prior year primarily due to higher market interest rates.
Borrowings
The following table presents the composition of our borrowings as of the dates indicated:

(Dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
FHLB advances	$1,117,229	$1,018,349	$1,529,839
Senior notes	99,033	123,970	123,775
Subordinated debt	182,439	182,370	182,161
Total borrowings	$1,398,701	$1,324,689	$1,835,775
Total borrowings increased $74.0 million, or 5.6%, to $1.4 billion at September 30, 2024 as compared to the prior quarter. This increase primarily resulted from an increase of $80.0 million in FHLB advances, partially offset by repayment of $25.0 million in senior notes upon maturity. As of September 30, 2024, Customers’ immediately available borrowing capacity with the FRB and FHLB was approximately $7.7 billion, of which $1.1 billion of available capacity was utilized in borrowings and $1.5 billion was utilized to collateralize deposits.
Total borrowings decreased $437.1 million, or 23.8%, to $1.4 billion at September 30, 2024 as compared to a year ago. This decrease primarily resulted from net repayments of $435.0 million in FHLB advances and $25.0 million in senior notes upon maturity.
Capital
The following table presents certain capital amounts and ratios as of the dates indicated:

(Dollars in thousands except per share data)	September 30, 2024	June 30, 2024	September 30, 2023
Customers Bancorp, Inc.
Common Equity	$1,663,386	$1,609,071	$1,423,813
Tangible Common Equity*	$1,659,757	$1,605,442	$1,420,184
Common Equity to Total Assets	7.8%	7.7%	6.5%
Tangible Common Equity to Tangible Assets*	7.7%	7.7%	6.5%
Book Value per common share	$53.07	$50.81	$45.47
Tangible Book Value per common share*	$52.96	$50.70	$45.36
Common equity Tier 1 (“CET 1”) capital ratio (1)	12.5%	12.8%	11.3%
Total risk based capital ratio (1)	15.4%	15.8%	14.3%

(1) Regulatory capital ratios as of September 30, 2024 are estimates.
*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

Customers Bancorp’s common equity increased $54.3 million to $1.7 billion, and tangible common equity* increased $54.3 million to $1.7 billion, at September 30, 2024 compared to the prior quarter, respectively, primarily from earnings of $42.9 million and decreased unrealized losses on investment securities of $25.3 million (net of taxes) deferred in accumulated other comprehensive income (“AOCI”). These increases were offset in part by $18.2 million of common share repurchases in Q3 2024. Similarly, book value per common share increased to $53.07 from $50.81, and tangible book value per common share* increased to $52.96 from $50.70, at September 30, 2024 and June 30, 2024, respectively.

Customers Bancorp’s common equity increased $239.6 million to $1.7 billion, and tangible common equity* increased $239.6 million to $1.7 billion, at September 30, 2024 compared to a year ago, respectively, primarily from earnings of $201.4 million and decreased unrealized losses on investment securities in AOCI of $43.7 million (net of taxes), offset in part by $18.2 million of common share repurchases. Similarly, book value per common share increased to $53.07 from $45.47, and tangible book value per common share* increased to $52.96 from $45.36, at September 30, 2024 and September 30, 2023, respectively.
At the Customers Bancorp level, the CET 1 ratio (estimate), total risk based capital ratio (estimate), common equity to total assets ratio and tangible common equity to tangible assets ratio* (“TCE / TA ratio”) were 12.5%, 15.4%, 7.8%, and 7.7%, respectively, at September 30, 2024.
At the Customers Bank level, capital levels remained strong and well above regulatory minimums. At September 30, 2024, Tier 1 capital (estimate) and total risk based capital (estimate) were 13.6% and 15.1%, respectively.
Key Profitability Trends
Net Interest Income
Net interest income totaled $158.5 million in Q3 2024, a decrease of $9.1 million from Q2 2024. This decrease was due to lower interest income of $1.9 million primarily due to lower interest income from loans in specialized lending, lower consumer installment loans and higher interest expense of $7.2 million due to higher costs of deposits and other borrowings.
“Net interest income and net interest margin declined in the quarter impacted by higher discount accretion and prepayment income that were benefits in Q2 2024 and did not repeat at the same levels in Q3 2024, as well as initiatives that were proactive risk management strategies including the $200.8 million consumer installment loan sale in Q3 2024 resulting in lower average balances and the well-timed securities portfolio repositioning completed in Q2 2024. These factors accounted for over 80% of the decline in reported net interest margin. Robust loan growth and accretive deposit remix remain as positive drivers that we expect to help increase net interest income and net interest margin in 2025,” stated Customers Bancorp President Sam Sidhu. “These positive drivers are bolstered by the recent team additions. Our new commercial deposit-focused banking teams have substantial momentum and it is clear we have the bankers, products and balance sheet strength to deliver for our new and existing clients. We continue to believe the overwhelming majority of client prospects will become Customers Bank clients in the near future,” stated Sam Sidhu.
Net interest income totaled $158.5 million in Q3 2024, a decrease of $41.2 million from Q3 2023. This decrease was due to lower interest income in specialized lending primarily due to approximately $27.0 million of interest income attributable to outsized discount accretion recognized on the acquired loan portfolio in Q3 2023.
Non-Interest Income
The following table presents details of non-interest income for the periods indicated:

	Three Months Ended		Increase (Decrease)	Three Months Ended		Increase (Decrease)
(Dollars in thousands)	September 30, 2024	June 30, 2024		September 30, 2024	September 30, 2023
Commercial lease income	$10,093	$10,282	$(189)	$10,093	$8,901	$1,192
Loan fees	8,011	5,233	2,778	8,011	6,029	1,982
Bank-owned life insurance	2,049	2,007	42	2,049	1,973	76
Mortgage finance transactional fees	1,087	1,058	29	1,087	1,018	69
Net gain (loss) on sale of loans and leases	(14,548)	(238)	(14,310)	(14,548)	(348)	(14,200)
Net gain (loss) on sale of investment securities	—	(719)	719	—	(429)	429
Unrealized gain on equity method investments	—	11,041	(11,041)	—	—	—
Other	1,865	2,373	(508)	1,865	631	1,234
Total non-interest income	$8,557	$31,037	$(22,480)	$8,557	$17,775	$(9,218)

Reported non-interest income totaled $8.6 million for Q3 2024, a decrease of $22.5 million compared to Q2 2024. The decrease was primarily due to $11.0 million of unrealized gain on equity method investments purchased at a discount in Q2 2024 and $14.3 million of loss on leases of commercial clean vehicles that were accounted for as sales-type leases and included within net gain (loss) on sale of loans and leases. These commercial clean vehicle leases generated the same amount of investment tax credits that were included as a benefit to income tax expense in Q3 2024. These decreases were partially offset by an increase of $2.8 million in loan fees primarily resulting from increased unused line of credit fees.
Non-interest income totaled $8.6 million for Q3 2024, a decrease of $9.2 million compared to Q3 2023. As stated above, the decrease was primarily due to $14.3 million of loss on leases of commercial clean vehicles that were accounted for as sales-type leases and included within net gain (loss) on sale of loans and leases. These commercial clean vehicle leases generated the same amount of investment tax credits that were included as a corresponding benefit to income tax expense in Q3 2024. This decrease was partially offset by increases in commercial lease income of $1.2 million and loan fees of $2.0 million primarily resulting from increased unused line of credit fees.
Non-Interest Expense
The following table presents details of non-interest expense for the periods indicated:

	Three Months Ended		Increase (Decrease)	Three Months Ended		Increase (Decrease)
(Dollars in thousands)	September 30, 2024	June 30, 2024		September 30, 2024	September 30, 2023
Salaries and employee benefits	$47,717	$44,947	$2,770	$47,717	$33,845	$13,872
Technology, communication and bank operations	13,588	16,227	(2,639)	13,588	15,667	(2,079)
Commercial lease depreciation	7,811	7,829	(18)	7,811	7,338	473
Professional services	9,048	6,104	2,944	9,048	8,569	479
Loan servicing	3,778	3,516	262	3,778	3,858	(80)
Occupancy	2,987	3,120	(133)	2,987	2,471	516
FDIC assessments, non-income taxes and regulatory fees	7,902	10,236	(2,334)	7,902	8,551	(649)
Advertising and promotion	908	1,254	(346)	908	650	258
Legal settlement expense	—	—	—	—	4,096	(4,096)
Other	10,279	10,219	60	10,279	4,421	5,858
Total non-interest expense	$104,018	$103,452	$566	$104,018	$89,466	$14,552

Non-interest expenses totaled $104.0 million in Q3 2024, an increase of $0.6 million compared to Q2 2024. The increase was primarily attributable to increases of $2.8 million in salaries and employee benefits driven by higher headcount including the full quarter impact of Q2 2024 hires, annual merit increases, incentives partially offset by lower severance and $2.9 million in professional fees, partially offset by lower non-income taxes, software expenditures and processing fees.
“In the quarter we incurred professional services expense of approximately $3.0 million as we made investments to enhance our risk management infrastructure. We expect to spend an additional $3.0-$5.0 million in each of the next two quarters as we seek to build a best-in-class risk management function which we believe can be a competitive advantage for the bank in the future,” stated Sam Sidhu.
Non-interest expenses totaled $104.0 million in Q3 2024, an increase of $14.6 million compared to Q3 2023. The increase was primarily attributable to increases of $13.9 million in salaries and employee benefits primarily due to higher headcount including the addition of new banking teams in Q2 2024, annual merit increases, incentives and severance, fees paid to a fintech company related to consumer installment loans originated and held for sale as a part of the Bank’s held for sale strategy, and provision for operating losses. These increases were partially offset by $4.1 million of expenses from a settlement with a third party PPP service provider in Q3 2023 and a decrease in deposit servicing fees.

Taxes
Income tax expense decreased by $19.8 million to a benefit of $0.7 million in Q3 2024 from a provision of $19.0 million in Q2 2024 primarily due to lower pre-tax income and higher estimated income tax credits for 2024, including $14.3 million of investment tax credits generated from commercial clean vehicles in Q3 2024. These investment tax credits from commercial clean vehicle leases were the same amount as the loss on leases of commercial clean vehicles included within net gain (loss) on sale of loans and leases.
Income tax expense decreased by $24.2 million to a benefit of $0.7 million in Q3 2024 from a provision of $23.5 million in Q3 2023 primarily due to lower pre-tax income and an increase in estimated income tax credits for 2024, including $14.3 million of investment tax credits generated from commercial clean vehicles in Q3 2024. These investment tax credits from commercial clean vehicle leases were the same amount as the loss on leases of commercial clean vehicles included within net gain (loss) on sale of loans and leases. The effective tax rate for Q3 2024 was (1.6)%.
Outlook
“Looking forward, our strategy remains unchanged. We are focused on strengthening our deposit franchise, improving our profitability and maintaining our strong capital ratios. Our deposit pipelines are expected to continue to improve the quality and mix of deposits, reducing higher cost business unit deposits*1 with lower cost deposits where we have a holistic and primary relationship. The addition of the new banking teams is accelerating and enhancing these efforts which were already well underway. We see attractive opportunities to execute franchise-enhancing loan growth and our pipeline continues to be strong. We remain confident in our ability to deliver 10% - 15% loan growth for the full year. While the interest earning asset repositioning and the hedging we executed impacts our short term margin and will be a headwind in 2024, they will positively impact profitability and earnings in 2025. We expect net interest margin in Q4 2024 to be roughly flattish with Q3 2024. The management of non-interest expenses remains a priority for us. We expect the investments made in recruiting the new commercial banking teams will produce significant benefits by increasing our net interest income and net interest margin as well as improving the overall quality of our deposit franchise. We believe the investments we are making to enhance our risk management infrastructure will pay dividends over the long-term. We previously noted an $8.0-$10.0 million quarterly investment in the new commercial banking teams in 2024 and now about $3.0-$5.0 million of quarterly professional service expense in enhancing our risk management infrastructure for a few quarters. Looking forward we expect the new teams to breakeven in Q1 2025 and payoff throughout 2025 as well as a sunsetting of the additional professional services costs. We would also note that we had an $11.0 million unrealized gain on equity method investments purchased at a discount in Q2 2024 which helped offset some of these investment related expenses. While our efficiency ratio will be elevated in the near term as we make these investments in our future, we remain fundamentally focused on positive operating leverage and working to enable the organization to operate at a mid-40’s efficiency ratio over the medium-term. We are adjusting our guidance on effective tax rate to 18% - 20% primarily as a result of higher estimated investment tax credits in 2024. We remain committed to maintaining CET 1 ratio and TCE / TA ratio* targets of 11.5% and 7.5%, respectively in 2024. We are highly focused on preserving superior credit quality, managing interest rate risk, maintaining robust liquidity, operating with higher capital ratios and generating positive operating leverage,” concluded Sam Sidhu.

*Non-GAAP measure. Customers' reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

[1] Total deposits excluding wholesale CDs and BMTX student-related deposits.

Webcast
Date:            Friday, November 1, 2024
Time:            9:00 AM EDT
The live audio webcast, presentation slides, and earnings press release will be made available at https://www.customersbank.com and at the Customers Bancorp 3rd Quarter Earnings Webcast.
You may submit questions in advance of the live webcast by emailing our Head of Corporate Communications, Jordan Baucum at jbaucum@customersbank.com.
The webcast will be archived for viewing on the Customers Bank Investor Relations page and available beginning approximately two hours after the conclusion of the live event.
Institutional Background
Customers Bancorp, Inc. (NYSE:CUBI) is one of the nation’s top-performing banking companies with over $21 billion in assets making it one of the 80 largest bank holding companies in the U.S. Customers Bank’s commercial and consumer clients benefit from a full suite of technology-enabled tailored product experiences delivered by best-in-class customer service distinguished by a Single Point of Contact approach. In addition to traditional lines such as C&I lending, commercial real estate lending and multifamily lending, Customers Bank also provides a number of national corporate banking services to specialized lending clients. Major accolades include:
•No. 1 on American Banker 2024 list of top-performing banks with $10B to $50B in assets
•No. 29 out of the 100 largest publicly traded banks in 2024 Forbes Best Banks list
•No. 52 on Investor’s Business Daily 100 Best Stocks for 2023
A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender. Learn more: www.customersbank.com.
“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: a continuation of the recent turmoil in the banking industry, responsive measures taken by us and regulatory authorities to mitigate and manage related risks, regulatory actions taken that address related issues and the costs and obligations associated therewith, such as the FDIC special assessments; the potential for negative consequences resulting from regulatory violations, investigations and examinations, including potential supervisory actions, the assessment of fines and penalties, the imposition of sanctions, the need to undertake remedial actions and possible damage to our reputation; effects of competition on deposit rates and growth, loan rates and growth and net interest margin; failure to identify and adequately and promptly address cybersecurity risks, including data breaches and cyberattacks; public health crises and pandemics and their effects on the economic and business environments in which we operate; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and military conflicts, including the war between Russia and Ukraine and escalating conflict in the Middle East, which could impact economic conditions in the United States; the impact that changes in the economy have on the performance of our loan and lease portfolio, the market value of our investment securities, the demand for our products and services and the availability of sources of funding; the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that affect market interest rates and the money supply; actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships; higher inflation and its impacts; and the effects of any changes in accounting standards or policies. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2023, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.

Q3 2024 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended September 30, 2024 and the preceding four quarters:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per share data and stock price data)	Q3	Q2	Q1	Q4	Q3	Nine Months Ended September 30,
	2024	2024	2024	2023	2023	2024	2023

GAAP Profitability Metrics:
Net income available to common shareholders	$42,937	$54,300	$45,926	$58,223	$82,953	$143,163	$177,225
Per share amounts:
Earnings per share - basic	$1.36	$1.72	$1.46	$1.86	$2.65	$4.54	$5.63
Earnings per share - diluted	$1.31	$1.66	$1.40	$1.79	$2.58	$4.37	$5.53
Book value per common share (1)	$53.07	$50.81	$49.29	$47.73	$45.47	$53.07	$45.47
CUBI stock price (1)	$46.45	$47.98	$53.06	$57.62	$34.45	$46.45	$34.45
CUBI stock price as % of book value (1)	88%	94%	108%	121%	76%	88%	76%
Average shares outstanding - basic	31,567,797	31,649,715	31,473,424	31,385,043	31,290,581	31,563,660	31,452,700
Average shares outstanding - diluted	32,766,488	32,699,149	32,854,534	32,521,787	32,175,084	32,773,365	32,036,459
Shares outstanding (1)	31,342,107	31,667,655	31,521,931	31,440,906	31,311,254	31,342,107	31,311,254
Return on average assets (“ROAA”)	0.88%	1.11%	0.94%	1.16%	1.57%	0.97%	1.17%
Return on average common equity (“ROCE”)	10.44%	13.85%	12.08%	15.93%	23.97%	12.10%	17.84%
Net interest margin, tax equivalent	3.06%	3.29%	3.10%	3.31%	3.70%	3.16%	3.28%
Efficiency ratio	62.40%	51.87%	54.58%	49.08%	41.01%	55.97%	45.62%
Non-GAAP Profitability Metrics (2):
Core earnings	$43,838	$48,567	$46,532	$61,633	$83,294	$138,937	$186,600
Core pre-tax pre-provision net income	$64,824	$89,220	$83,674	$101,884	$128,564	$237,718	$314,679
Per share amounts:
Core earnings per share - diluted	$1.34	$1.49	$1.42	$1.90	$2.59	$4.24	$5.82
Tangible book value per common share (1)	$52.96	$50.70	$49.18	$47.61	$45.36	$52.96	$45.36
CUBI stock price as % of tangible book value (1)	88%	95%	108%	121%	76%	88%	76%
Core ROAA	0.89%	1.00%	0.95%	1.22%	1.57%	0.95%	1.22%
Core ROCE	10.66%	12.39%	12.24%	16.87%	24.06%	11.74%	18.79%
Core pre-tax pre-provision ROAA	1.21%	1.71%	1.58%	1.90%	2.32%	1.50%	1.95%
Core pre-tax pre-provision ROCE	14.84%	21.79%	21.01%	26.82%	36.04%	19.12%	30.59%
Core efficiency ratio	61.69%	53.47%	54.24%	46.70%	41.04%	56.29%	45.03%
Asset Quality:
Net charge-offs	$17,044	$18,711	$17,968	$17,322	$17,498	$53,723	$51,713
Annualized net charge-offs to average total loans and leases	0.50%	0.56%	0.55%	0.51%	0.50%	0.54%	0.47%
Non-performing loans (“NPLs”) to total loans and leases (1)	0.34%	0.35%	0.27%	0.21%	0.22%	0.34%	0.22%
Reserves to NPLs (1)	281.36%	279.52%	373.86%	499.12%	466.11%	281.36%	466.11%
Non-performing assets (“NPAs”) to total assets	0.22%	0.23%	0.17%	0.13%	0.14%	0.22%	0.14%
Customers Bank Capital Ratios (3):
Common equity Tier 1 capital to risk-weighted assets	13.6%	14.17%	14.16%	13.77%	12.97%	13.6%	12.97%
Tier 1 capital to risk-weighted assets	13.6%	14.17%	14.16%	13.77%	12.97%	13.6%	12.97%
Total capital to risk-weighted assets	15.1%	15.64%	15.82%	15.28%	14.45%	15.1%	14.45%
Tier 1 capital to average assets (leverage ratio)	9.1%	9.16%	8.82%	8.71%	8.25%	9.1%	8.25%

(1) Metric is a spot balance for the last day of each quarter presented.
(2) Customers’ reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.
(3) Regulatory capital ratios are estimated for Q3 2024 and actual for the remaining periods. In accordance with regulatory capital rules, Customers elected to apply the CECL capital transition provisions which delayed the effects of CECL on regulatory capital for two years until January 1, 2022, followed by a three-year transition period. The cumulative CECL capital transition impact as of December 31, 2021 which amounted to $61.6 million will be phased in at 25% per year beginning on January 1, 2022 through December 31, 2024. As of September 30, 2024, our regulatory capital ratios reflected 25%, or $15.4 million, benefit associated with the CECL transition provisions.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)						Nine Months Ended
	Q3	Q2	Q1	Q4	Q3	September 30,
	2024	2024	2024	2023	2023	2024	2023
Interest income:
Loans and leases	$228,659	$224,265	$217,999	$239,453	$271,107	$670,923	$757,064
Investment securities	46,265	47,586	46,802	51,074	54,243	140,653	149,585
Interest earning deposits	44,372	45,506	52,817	44,104	43,800	142,695	81,819
Loans held for sale	10,907	13,671	12,048	8,707	4,664	36,626	27,514
Other	1,910	3,010	2,111	2,577	2,526	7,031	5,463
Total interest income	332,113	334,038	331,777	345,915	376,340	997,928	1,021,445

Interest expense:
Deposits	155,829	148,784	153,725	150,307	145,825	458,338	426,130
FHLB advances	12,590	13,437	13,485	18,868	26,485	39,512	61,140
FRB advances	—	—	—	—	—	—	6,286
Subordinated debt	3,537	2,734	2,689	2,688	2,689	8,960	8,067
Other borrowings	1,612	1,430	1,493	1,546	1,568	4,535	4,879
Total interest expense	173,568	166,385	171,392	173,409	176,567	511,345	506,502
Net interest income	158,545	167,653	160,385	172,506	199,773	486,583	514,943
Provision for credit losses	17,066	18,121	17,070	13,523	17,856	52,257	61,088
Net interest income after provision for credit losses	141,479	149,532	143,315	158,983	181,917	434,326	453,855

Non-interest income:
Commercial lease income	10,093	10,282	9,683	9,035	8,901	30,058	27,144
Loan fees	8,011	5,233	5,280	5,926	6,029	18,524	14,290
Bank-owned life insurance	2,049	2,007	3,261	2,160	1,973	7,317	9,617
Mortgage finance transactional fees	1,087	1,058	946	927	1,018	3,091	3,468
Net gain (loss) on sale of loans and leases	(14,548)	(238)	10	(91)	(348)	(14,776)	(1,109)
Loss on sale of capital call lines of credit	—	—	—	—	—	—	(5,037)
Net gain (loss) on sale of investment securities	—	(719)	(30)	(145)	(429)	(749)	(429)
Unrealized gain on equity method investments	—	11,041	—	—	—	11,041	—
Other	1,865	2,373	2,081	860	631	6,319	3,949
Total non-interest income	8,557	31,037	21,231	18,672	17,775	60,825	51,893

Non-interest expense:
Salaries and employee benefits	47,717	44,947	36,025	33,965	33,845	128,689	99,310
Technology, communication and bank operations	13,588	16,227	21,904	16,887	15,667	51,719	48,663
Commercial lease depreciation	7,811	7,829	7,970	7,357	7,338	23,610	22,541
Professional services	9,048	6,104	6,353	9,820	8,569	21,505	25,357
Loan servicing	3,778	3,516	4,031	3,779	3,858	11,325	13,296
Occupancy	2,987	3,120	2,347	2,320	2,471	8,454	7,750
FDIC assessments, non-income taxes and regulatory fees	7,902	10,236	13,469	13,977	8,551	31,607	21,059
Advertising and promotion	908	1,254	682	850	650	2,844	2,245
Legal settlement expense	—	—	—	—	4,096	—	4,096
Other	10,279	10,219	6,388	4,812	4,421	26,886	14,579
Total non-interest expense	104,018	103,452	99,169	93,767	89,466	306,639	258,896
Income before income tax expense (benefit)	46,018	77,117	65,377	83,888	110,226	188,512	246,852
Income tax expense (benefit)	(725)	19,032	15,651	21,796	23,470	33,958	58,801
Net income	46,743	58,085	49,726	62,092	86,756	154,554	188,051
Preferred stock dividends	3,806	3,785	3,800	3,869	3,803	11,391	10,826
Net income available to common shareholders	$42,937	$54,300	$45,926	$58,223	$82,953	$143,163	$177,225

Basic earnings per common share	$1.36	$1.72	$1.46	$1.86	$2.65	$4.54	$5.63
Diluted earnings per common share	1.31	1.66	1.40	1.79	2.58	4.37	5.53

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
ASSETS
Cash and due from banks	$39,429	$45,045	$51,974	$45,210	$68,288
Interest earning deposits	3,048,593	3,003,542	3,649,146	3,801,136	3,351,686
Cash and cash equivalents	3,088,022	3,048,587	3,701,120	3,846,346	3,419,974
Investment securities, at fair value	2,412,069	2,511,650	2,604,868	2,405,640	2,773,207
Investment securities held to maturity	1,064,437	962,799	1,032,037	1,103,170	1,178,370
Loans held for sale	275,420	375,724	357,640	340,317	150,368
Loans and leases receivable	12,527,283	12,254,204	11,936,621	11,963,855	12,600,548
Loans receivable, mortgage finance, at fair value	1,250,413	1,002,711	962,610	897,912	962,566
Allowance for credit losses on loans and leases	(133,158)	(132,436)	(133,296)	(135,311)	(139,213)
Total loans and leases receivable, net of allowance for credit losses on loans and leases	13,644,538	13,124,479	12,765,935	12,726,456	13,423,901
FHLB, Federal Reserve Bank, and other restricted stock	95,035	92,276	100,067	109,548	126,098
Accrued interest receivable	115,588	112,788	120,123	114,766	123,984
Bank premises and equipment, net	6,730	7,019	7,253	7,371	7,789
Bank-owned life insurance	295,531	293,108	293,400	292,193	291,670
Goodwill and other intangibles	3,629	3,629	3,629	3,629	3,629
Other assets	455,083	410,916	361,295	366,829	358,162
Total assets	$21,456,082	$20,942,975	$21,347,367	$21,316,265	$21,857,152

LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand, non-interest bearing deposits	$4,670,809	$4,474,862	$4,688,880	$4,422,494	$4,758,682
Interest bearing deposits	13,398,580	13,203,231	13,272,503	13,497,742	13,436,682
Total deposits	18,069,389	17,678,093	17,961,383	17,920,236	18,195,364
FHLB advances	1,117,229	1,018,349	1,195,088	1,203,207	1,529,839
Other borrowings	99,033	123,970	123,905	123,840	123,775
Subordinated debt	182,439	182,370	182,300	182,230	182,161
Accrued interest payable and other liabilities	186,812	193,328	193,074	248,358	264,406
Total liabilities	19,654,902	19,196,110	19,655,750	19,677,871	20,295,545

Preferred stock	137,794	137,794	137,794	137,794	137,794
Common stock	35,734	35,686	35,540	35,459	35,330
Additional paid in capital	571,609	567,345	567,490	564,538	559,346
Retained earnings	1,302,745	1,259,808	1,205,508	1,159,582	1,101,359
Accumulated other comprehensive income (loss), net	(106,082)	(131,358)	(132,305)	(136,569)	(149,812)
Treasury stock, at cost	(140,620)	(122,410)	(122,410)	(122,410)	(122,410)
Total shareholders’ equity	1,801,180	1,746,865	1,691,617	1,638,394	1,561,607
Total liabilities and shareholders’ equity	$21,456,082	$20,942,975	$21,347,367	$21,316,265	$21,857,152

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average Balance	Interest Income or Expense	Average Yield or Cost (%)	Average Balance	Interest Income or Expense	Average Yield or Cost (%)	Average Balance	Interest Income or Expense	Average Yield or Cost (%)
Assets
Interest earning deposits	$3,224,940	$44,372	5.47%	$3,325,771	$45,506	5.50%	$3,211,753	$43,800	5.41%
Investment securities (1)	3,706,974	46,265	4.97%	3,732,565	47,586	5.13%	4,240,116	54,243	5.12%
Loans and leases:
Commercial & industrial:
Specialized lending loans and leases (2)	5,805,389	124,667	8.54%	5,446,882	120,977	8.93%	5,717,252	157,671	10.94%
Other commercial & industrial loans (2)(3)	1,533,057	24,654	6.40%	1,540,191	25,119	6.56%	1,779,778	28,616	6.38%
Mortgage finance loans	1,267,656	17,723	5.56%	1,151,407	15,087	5.27%	1,159,698	16,916	5.79%
Multifamily loans	2,071,340	21,147	4.06%	2,108,835	21,461	4.09%	2,141,384	21,292	3.94%
Non-owner occupied commercial real estate loans	1,411,533	21,065	5.94%	1,396,771	20,470	5.89%	1,425,831	21,208	5.90%
Residential mortgages	525,285	6,082	4.61%	520,791	5,955	4.60%	528,022	5,965	4.48%
Installment loans	1,029,812	24,228	9.36%	1,186,486	28,867	9.79%	1,147,069	24,103	8.34%
Total loans and leases (4)	13,644,072	239,566	6.99%	13,351,363	237,936	7.17%	13,899,034	275,771	7.87%
Other interest-earning assets	118,914	1,910	6.39%	110,585	3,010	10.95%	134,416	2,526	7.45%
Total interest-earning assets	20,694,900	332,113	6.39%	20,520,284	334,038	6.54%	21,485,319	376,340	6.96%
Non-interest-earning assets	535,504			464,919			492,691
Total assets	$21,230,404			$20,985,203			$21,978,010
Liabilities
Interest checking accounts	$5,787,026	$65,554	4.51%	$5,719,698	$64,047	4.50%	$5,758,215	$58,637	4.04%
Money market deposit accounts	3,676,994	42,128	4.56%	3,346,718	38,167	4.59%	2,181,184	22,983	4.18%
Other savings accounts	1,563,970	18,426	4.69%	1,810,375	21,183	4.71%	1,077,298	11,582	4.27%
Certificates of deposit	2,339,937	29,721	5.05%	2,034,605	25,387	5.02%	4,466,522	52,623	4.67%
Total interest-bearing deposits (5)	13,367,927	155,829	4.64%	12,911,396	148,784	4.63%	13,483,219	145,825	4.29%
Borrowings	1,334,905	17,739	5.29%	1,454,010	17,601	4.87%	2,328,955	30,742	5.24%
Total interest-bearing liabilities	14,702,832	173,568	4.70%	14,365,406	166,385	4.66%	15,812,174	176,567	4.43%
Non-interest-bearing deposits (5)	4,557,815			4,701,695			4,347,977
Total deposits and borrowings	19,260,647		3.59%	19,067,101		3.51%	20,160,151		3.48%
Other non-interest-bearing liabilities	195,722			203,714			306,822
Total liabilities	19,456,369			19,270,815			20,466,973
Shareholders’ equity	1,774,035			1,714,388			1,511,037
Total liabilities and shareholders’ equity	$21,230,404			$20,985,203			$21,978,010
Net interest income		158,545			167,653			199,773
Tax-equivalent adjustment		392			393			405
Net interest earnings		$158,937			$168,046			$200,178
Interest spread			2.80%			3.03%			3.48%
Net interest margin			3.05%			3.28%			3.70%
Net interest margin tax equivalent (6)			3.06%			3.29%			3.70%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes owner occupied commercial real estate loans.
(3) Includes PPP loans.
(4) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(5) Total costs of deposits (including interest bearing and non-interest bearing) were 3.46%, 3.40% and 3.24% for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively.

(6) Tax-equivalent basis, using an estimated marginal tax rate of 26% for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, presented to approximate interest income as a taxable asset.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED (CONTINUED)
(Dollars in thousands)
	Nine Months Ended
	September 30, 2024			September 30, 2023
	Average Balance	Interest Income or Expense	Average Yield or Cost (%)	Average Balance	Interest Income or Expense	Average Yield or Cost (%)
Assets
Interest earning deposits	$3,471,011	$142,695	5.49%	$2,100,435	$81,819	5.21%
Investment securities (1)	3,736,770	140,653	5.03%	4,074,464	149,585	4.90%
Loans and leases:
Commercial & industrial:
Specialized lending loans and leases (2)	5,507,963	361,234	8.76%	5,748,053	383,138	8.91%
Other commercial & industrial loans (2)(3)	1,575,815	76,487	6.48%	2,081,688	105,398	6.77%
Mortgage finance loans	1,151,173	45,640	5.30%	1,240,403	53,934	5.81%
Multifamily loans	2,100,501	63,863	4.06%	2,176,294	62,857	3.86%
Non-owner occupied commercial real estate loans	1,385,685	61,714	5.95%	1,434,459	61,284	5.71%
Residential mortgages	522,876	17,745	4.53%	535,502	17,298	4.32%
Installment loans	1,131,633	80,866	9.55%	1,517,632	100,669	8.87%
Total loans and leases (4)	13,375,646	707,549	7.07%	14,734,031	784,578	7.12%
Other interest-earning assets	112,365	7,031	8.36%	119,187	5,463	6.13%
Total interest-earning assets	20,695,792	997,928	6.44%	21,028,117	1,021,445	6.49%
Non-interest-earning assets	487,991			537,160
Total assets	$21,183,783			$21,565,277
Liabilities
Interest checking accounts	$5,682,240	$191,132	4.49%	$6,181,097	$178,984	3.87%
Money market deposit accounts	3,419,880	117,106	4.57%	2,208,853	63,444	3.84%
Other savings accounts	1,708,625	61,008	4.77%	966,539	27,707	3.83%
Certificates of deposit	2,374,982	89,092	5.01%	4,663,548	155,995	4.47%
Total interest-bearing deposits (5)	13,185,727	458,338	4.64%	14,020,037	426,130	4.06%
Federal funds purchased	—	—	—%	5,055	188	4.97%
Borrowings	1,431,520	53,007	4.95%	2,160,332	80,184	4.96%
Total interest-bearing liabilities	14,617,247	511,345	4.67%	16,185,424	506,502	4.18%
Non-interest-bearing deposits (5)	4,626,580			3,642,832
Total deposits and borrowings	19,243,827		3.55%	19,828,256		3.42%
Other non-interest-bearing liabilities	221,278			271,387
Total liabilities	19,465,105			20,099,643
Shareholders’ equity	1,718,678			1,465,634
Total liabilities and shareholders’ equity	$21,183,783			$21,565,277
Net interest income		486,583			514,943
Tax-equivalent adjustment		1,179			1,170
Net interest earnings		$487,762			$516,113
Interest spread			2.89%			3.08%
Net interest margin			3.15%			3.27%
Net interest margin tax equivalent (6)			3.16%			3.28%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes owner occupied commercial real estate loans.
(3) Includes PPP loans.
(4) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(5) Total costs of deposits (including interest bearing and non-interest bearing) were 3.44% and 3.23% for the nine months ended September 30, 2024 and 2023, respectively.
(6) Tax-equivalent basis, using an estimated marginal tax rate of 26% for the nine months ended September 30, 2024 and 2023, presented to approximate interest income as a taxable asset.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN AND LEASE COMPOSITION - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Loans and leases held for investment
Commercial:
Commercial & industrial:
Specialized lending	$5,468,507	$5,528,745	$5,104,405	$5,006,693	$5,422,161
Other commercial & industrial (1)	1,087,222	1,092,146	1,113,517	1,162,317	1,252,427
Mortgage finance	1,367,617	1,122,812	1,071,146	1,014,742	1,042,549
Multifamily	2,115,978	2,067,332	2,123,675	2,138,622	2,130,213
Commercial real estate owner occupied	981,904	805,779	806,278	797,319	794,815
Commercial real estate non-owner occupied	1,326,591	1,202,606	1,182,084	1,177,650	1,178,203
Construction	174,509	163,409	185,601	166,393	252,588
Total commercial loans and leases	12,522,328	11,982,829	11,586,706	11,463,736	12,072,956
Consumer:
Residential	500,786	481,503	482,537	484,435	483,133
Manufactured housing	34,481	35,901	37,382	38,670	40,129
Installment:
Personal	453,739	474,481	492,892	555,533	629,843
Other	266,362	282,201	299,714	319,393	337,053
Total installment loans	720,101	756,682	792,606	874,926	966,896
Total consumer loans	1,255,368	1,274,086	1,312,525	1,398,031	1,490,158
Total loans and leases held for investment	$13,777,696	$13,256,915	$12,899,231	$12,861,767	$13,563,114

Loans held for sale
Residential	$2,523	$2,684	$870	$1,215	$1,005
Installment:
Personal	55,799	125,598	137,755	151,040	124,848
Other	217,098	247,442	219,015	188,062	24,515
Total installment loans	272,897	373,040	356,770	339,102	149,363
Total loans held for sale	$275,420	$375,724	$357,640	$340,317	$150,368

Total loans and leases portfolio	$14,053,116	$13,632,639	$13,256,871	$13,202,084	$13,713,482
(1)    Includes PPP loans.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023

Demand, non-interest bearing	$4,670,809	$4,474,862	$4,688,880	$4,422,494	$4,758,682
Demand, interest bearing	5,606,500	5,894,056	5,661,775	5,580,527	5,824,410
Total demand deposits	10,277,309	10,368,918	10,350,655	10,003,021	10,583,092
Savings	1,399,968	1,573,661	2,080,374	1,402,941	1,118,353
Money market	3,961,028	3,539,815	3,347,843	3,226,395	2,499,593
Time deposits	2,431,084	2,195,699	2,182,511	3,287,879	3,994,326
Total deposits	$18,069,389	$17,678,093	$17,961,383	$17,920,236	$18,195,364

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)
	As of September 30, 2024			As of June 30, 2024			As of September 30, 2023
Loan type	Total loans	Allowance for credit losses	Total reserves to total loans	Total loans	Allowance for credit losses	Total reserves to total loans	Total loans	Allowance for credit losses	Total reserves to total loans
Commercial:
Commercial & industrial, including specialized lending (1)	$6,672,933	$25,191	0.38%	$6,740,992	$23,721	0.35%	$6,754,571	$24,986	0.37%
Multifamily	2,115,978	18,090	0.85%	2,067,332	20,652	1.00%	2,130,213	15,870	0.74%
Commercial real estate owner occupied	981,904	10,913	1.11%	805,779	8,431	1.05%	794,815	10,363	1.30%
Commercial real estate non-owner occupied	1,326,591	17,303	1.30%	1,202,606	17,966	1.49%	1,178,203	15,819	1.34%
Construction	174,509	1,606	0.92%	163,409	1,856	1.14%	252,588	3,130	1.24%
Total commercial loans and leases receivable	11,271,915	73,103	0.65%	10,980,118	72,626	0.66%	11,110,390	70,168	0.63%

Consumer:
Residential	500,786	5,838	1.17%	481,503	5,884	1.22%	483,133	6,802	1.41%
Manufactured housing	34,481	4,080	11.83%	35,901	4,094	11.40%	40,129	4,080	10.17%
Installment	720,101	50,137	6.96%	756,682	49,832	6.59%	966,896	58,163	6.02%
Total consumer loans receivable	1,255,368	60,055	4.78%	1,274,086	59,810	4.69%	1,490,158	69,045	4.63%

Loans and leases receivable held for investment	12,527,283	133,158	1.06%	12,254,204	132,436	1.08%	12,600,548	139,213	1.10%

Loans receivable, mortgage finance, at fair value	1,250,413	—	—%	1,002,711	—	—%	962,566	—	—%
Loans held for sale	275,420	—	—%	375,724	—	—%	150,368	—	—%

Total loans and leases portfolio	$14,053,116	$133,158	0.95%	$13,632,639	$132,436	0.97%	$13,713,482	$139,213	1.02%
(1)    Includes PPP loans.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)
	As of September 30, 2024			As of June 30, 2024			As of September 30, 2023
Loan type	Non accrual /NPLs	Total NPLs to total loans	Total reserves to total NPLs	Non accrual /NPLs	Total NPLs to total loans	Total reserves to total NPLs	Non accrual /NPLs	Total NPLs to total loans	Total reserves to total NPLs
Commercial:
Commercial & industrial, including specialized lending (1)	$4,615	0.07%	545.85%	$5,488	0.08%	432.23%	$5,767	0.09%	433.26%
Multifamily	11,834	0.56%	152.86%	14,002	0.68%	147.49%	—	—%	—%
Commercial real estate owner occupied	8,613	0.88%	126.70%	9,612	1.19%	87.71%	7,442	0.94%	139.25%
Commercial real estate non-owner occupied	763	0.06%	2267.76%	62	0.01%	28977.42%	—	—%	—%
Construction	—	—%	—%	—	—%	—%	—	—%	—%
Total commercial loans and leases receivable	25,825	0.23%	283.07%	29,164	0.27%	249.03%	13,209	0.12%	531.21%

Consumer:
Residential	7,997	1.60%	73.00%	8,179	1.70%	71.94%	6,559	1.36%	103.70%
Manufactured housing	1,869	5.42%	218.30%	2,047	5.70%	200.00%	2,582	6.43%	158.02%
Installment	6,328	0.88%	792.30%	5,614	0.74%	887.64%	7,299	0.75%	796.86%
Total consumer loans receivable	16,194	1.29%	370.85%	15,840	1.24%	377.59%	16,440	1.10%	419.98%

Loans and leases receivable	42,019	0.34%	316.90%	45,004	0.37%	294.28%	29,649	0.24%	469.54%

Loans receivable, mortgage finance, at fair value	—	—%	—%	—	—%	—%	—	—%	—%
Loans held for sale	5,307	1.93%	—%	2,376	0.63%	—%	218	0.14%	—%

Total loans and leases portfolio	$47,326	0.34%	281.36%	$47,380	0.35%	279.52%	$29,867	0.22%	466.11%
(1)    Includes PPP loans.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q3	Q2	Q1	Q4	Q3	Nine Months Ended September 30,
	2024	2024	2024	2023	2023	2024	2023
Loan type
Commercial & industrial, including specialized lending	$5,056	$5,665	$3,672	$5,282	$2,974	$14,393	$3,161
Multifamily	2,167	1,433	473	127	1,999	4,073	3,447
Commercial real estate owner occupied	4	—	22	—	39	26	5
Commercial real estate non-owner occupied	—	—	—	(288)	—	—	4,500
Construction	(3)	(7)	—	—	—	(10)	(116)
Residential	(21)	(20)	18	(1)	13	(23)	35
Installment	9,841	11,640	13,783	12,202	12,473	35,264	40,681
Total net charge-offs (recoveries) from loans held for investment	$17,044	$18,711	$17,968	$17,322	$17,498	$53,723	$51,713

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
We believe that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our core results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our ongoing financial results, which we believe enhance an overall understanding of our performance and increases comparability of our period to period results. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. The non-GAAP measures presented are not necessarily comparable to non-GAAP measures that may be presented by other financial institutions. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings and Adjusted Core Earnings - Customers Bancorp											Nine Months Ended September 30,
	Q3 2024		Q2 2024		Q1 2024		Q4 2023		Q3 2023		2024		2023
(Dollars in thousands, except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$42,937	$1.31	$54,300	$1.66	$45,926	$1.40	$58,223	$1.79	$82,953	$2.58	$143,163	$4.37	$177,225	$5.53
Reconciling items (after tax):
Severance expense	540	0.02	1,928	0.06	—	—	473	0.01	—	—	2,468	0.08	778	0.02
Impairments on fixed assets and leases	—	—	—	—	—	—	—	—	—	—	—	—	98	0.00
Loss on sale of capital call lines of credit	—	—	—	—	—	—	—	—	—	—	—	—	3,914	0.12
(Gains) losses on investment securities	(322)	(0.01)	561	0.02	57	0.00	(85)	0.00	492	0.02	296	0.01	492	0.02
Derivative credit valuation adjustment	185	0.01	(44)	0.00	169	0.01	267	0.01	(151)	0.00	310	0.01	(48)	0.00
Tax on surrender of bank-owned life insurance policies	—	—	—	—	—	—	—	—	—	—	—	—	4,141	0.13
FDIC special assessment	—	—	138	0.00	380	0.01	2,755	0.08	—	—	518	0.02	—	—
Unrealized (gain) on equity method investments	—	—	(8,316)	(0.25)	—	—	—	—	—	—	(8,316)	(0.25)	—	—
Unrealized losses on loans held for sale	498	0.02	—	—	—	—	—	—	—	—	498	0.02	—	—
Core earnings	$43,838	$1.34	$48,567	$1.49	$46,532	$1.42	$61,633	$1.90	$83,294	$2.59	$138,937	$4.24	$186,600	$5.82

One-time non-interest expense items recorded in 2024 (after-tax):
Deposit servicing fees prior to 2024	—	—	—	—	5,405	0.16	—	—	—	—	5,405	0.16	—	—
FDIC premiums prior to 2024	—	—	—	—	3,200	0.10	—	—	—	—	3,200	0.10	—	—
Non-income taxes prior to 2024	(2,457)	(0.07)	—	—	—	—	—	—	—	—	(2,457)	(0.07)	—	—
Total one-time non-interest expense items	(2,457)	(0.07)	—	—	8,605	0.26	—	—	—	—	6,148	0.19	—	—
Adjusted core earnings (adjusted for one-time non-interest expense items)	$41,381	$1.26	$48,567	$1.49	$55,137	$1.68	$61,633	$1.90	$83,294	$2.59	$145,085	$4.43	$186,600	$5.82

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Return on Average Assets and Adjusted Core Return on Average Assets - Customers Bancorp						Nine Months Ended September 30,
(Dollars in thousands, except per share data)	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023	2024	2023
GAAP net income	$46,743	$58,085	$49,726	$62,092	$86,756	$154,554	$188,051
Reconciling items (after tax):
Severance expense	540	1,928	—	473	—	2,468	778
Impairments on fixed assets and leases	—	—	—	—	—	—	98
Loss on sale of capital call lines of credit	—	—	—	—	—	—	3,914
(Gains) losses on investment securities	(322)	561	57	(85)	492	296	492
Derivative credit valuation adjustment	185	(44)	169	267	(151)	310	(48)
Tax on surrender of bank-owned life insurance policies	—	—	—	—	—	—	4,141
FDIC special assessment	—	138	380	2,755	—	518	—
Unrealized (gain) on equity method investments	—	(8,316)	—	—	—	(8,316)	—
Unrealized losses on loans held for sale	498	—	—	—	—	498	—
Core net income	$47,644	$52,352	$50,332	$65,502	$87,097	$150,328	$197,426

One-time non-interest expense items recorded in 2024 (after-tax):
Deposit servicing fees prior to 2024	—	—	5,405	—	—	5,405	—
FDIC premiums prior to 2024	—	—	3,200	—	—	3,200	—
Non-income taxes prior to 2024	(2,457)	—	—	—	—	(2,457)	—
Total one-time non-interest expense items	(2,457)	—	8,605	—	—	6,148	—
Adjusted core net income (adjusted for one-time non-interest expense items)	$45,187	$52,352	$58,937	$65,502	$87,097	$156,476	$197,426

Average total assets	$21,230,404	$20,985,203	$21,335,229	$21,252,273	$21,978,010	$21,183,783	$21,565,277

Core return on average assets	0.89%	1.00%	0.95%	1.22%	1.57%	0.95%	1.22%

Adjusted core return on average assets (adjusted for one-time non-interest expense items)	0.85%	1.00%	1.11%	1.22%	1.57%	0.99%	1.22%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Pre-Tax Pre-Provision Net Income and ROAA and Adjusted Core Pre-Tax Pre-Provision Net Income and ROAA - Customers Bancorp						Nine Months Ended September 30,
(Dollars in thousands, except per share data)	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023	2024	2023
GAAP net income	$46,743	$58,085	$49,726	$62,092	$86,756	$154,554	$188,051
Reconciling items:
Income tax expense (benefit)	(725)	19,032	15,651	21,796	23,470	33,958	58,801
Provision (benefit) for credit losses	17,066	18,121	17,070	13,523	17,856	52,257	61,088
Provision (benefit) for credit losses on unfunded commitments	642	1,594	430	(136)	48	2,666	24
Severance expense	659	2,560	—	639	—	3,219	991
Impairments on fixed assets and leases	—	—	—	—	—	—	124
Loss on sale of capital call lines of credit	—	—	—	—	—	—	5,037
(Gains) losses on investment securities	(394)	744	75	(114)	626	425	626
Derivative credit valuation adjustment	226	(58)	222	361	(192)	390	(63)
FDIC special assessment	—	183	500	3,723	—	683	—
Unrealized (gain) on equity method investments	—	(11,041)	—	—	—	(11,041)	—
Unrealized losses on loans held for sale	607	—	—	—	—	607	—
Core pre-tax pre-provision net income	$64,824	$89,220	$83,674	$101,884	$128,564	$237,718	$314,679

One-time non-interest expense items recorded in 2024 (after-tax):
Deposit servicing fees prior to 2024	—	—	7,106	—	—	7,106	—
FDIC premiums prior to 2024	—	—	4,208	—	—	4,208	—
Non-income taxes prior to 2024	(2,997)	—	—	—	—	(2,997)	—
Total one-time non-interest expense items	(2,997)	—	11,314	—	—	8,317	—
Adjusted core pre-tax pre-provision net income (adjusted for one-time non-interest expense items)	$61,827	$89,220	$94,988	$101,884	$128,564	$246,035	$314,679

Average total assets	$21,230,404	$20,985,203	$21,335,229	$21,252,273	$21,978,010	$21,183,783	$21,565,277

Core pre-tax pre-provision ROAA	1.21%	1.71%	1.58%	1.90%	2.32%	1.50%	1.95%

Adjusted core pre-tax pre-provision ROAA (adjusted for one-time non-interest expense items)	1.16%	1.71%	1.79%	1.90%	2.32%	1.55%	1.95%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Return on Average Common Equity and Adjusted Core Return on Average Common Equity - Customers Bancorp						Nine Months Ended September 30,
(Dollars in thousands, except per share data)	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023	2024	2023
GAAP net income to common shareholders	$42,937	$54,300	$45,926	$58,223	$82,953	$143,163	$177,225
Reconciling items (after tax):
Severance expense	540	1,928	—	473	—	2,468	778
Impairments on fixed assets and leases	—	—	—	—	—	—	98
Loss on sale of capital call lines of credit	—	—	—	—	—	—	3,914
(Gains) losses on investment securities	(322)	561	57	(85)	492	296	492
Derivative credit valuation adjustment	185	(44)	169	267	(151)	310	(48)
Tax on surrender of bank-owned life insurance policies	—	—	—	—	—	—	4,141
FDIC special assessment	—	138	380	2,755	—	518	—
Unrealized (gain) on equity method investments	—	(8,316)	—	—	—	(8,316)	—
Unrealized losses on loans held for sale	498	—	—	—	—	498	—
Core earnings	$43,838	$48,567	$46,532	$61,633	$83,294	$138,937	$186,600

One-time non-interest expense items recorded in 2024 (after-tax):
Deposit servicing fees prior to 2024	—	—	5,405	—	—	5,405	—
FDIC premiums prior to 2024	—	—	3,200	—	—	3,200	—
Non-income taxes prior to 2024	(2,457)	—	—	—	—	(2,457)	—
Total one-time non-interest expense items	(2,457)	—	8,605	—	—	6,148	—
Adjusted core earnings (adjusted for one-time non-interest expense items)	$41,381	$48,567	$55,137	$61,633	$83,294	$145,085	$186,600

Average total common shareholders’ equity	$1,636,242	$1,576,595	$1,529,211	$1,449,728	$1,373,244	$1,580,885	$1,327,841

Core return on average common equity	10.66%	12.39%	12.24%	16.87%	24.06%	11.74%	18.79%

Adjusted core return on average common equity (adjusted for one-time non-interest expense items)	10.06%	12.39%	14.50%	16.87%	24.06%	12.26%	18.79%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Pre-Tax Pre-Provision ROCE and Adjusted Core Pre-Tax Pre-Provision ROCE - Customers Bancorp						Nine Months Ended September 30,
(Dollars in thousands, except per share data)	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023	2024	2023
GAAP net income to common shareholders	$42,937	$54,300	$45,926	$58,223	$82,953	$143,163	$177,225
Reconciling items:
Income tax expense (benefit)	(725)	19,032	15,651	21,796	23,470	33,958	58,801
Provision (benefit) for credit losses	17,066	18,121	17,070	13,523	17,856	52,257	61,088
Provision (benefit) for credit losses on unfunded commitments	642	1,594	430	(136)	48	2,666	24
Severance expense	659	2,560	—	639	—	3,219	991
Impairments on fixed assets and leases	—	—	—	—	—	—	124
Loss on sale of capital call lines of credit	—	—	—	—	—	—	5,037
(Gains) losses on investment securities	(394)	744	75	(114)	626	425	626
Derivative credit valuation adjustment	226	(58)	222	361	(192)	390	(63)
FDIC special assessment	—	183	500	3,723	—	683	—
Unrealized (gain) on equity method investments	—	(11,041)	—	—	—	(11,041)	—
Unrealized losses on loans held for sale	607	—	—	—	—	607	—
Core pre-tax pre-provision net income available to common shareholders	$61,018	$85,435	$79,874	$98,015	$124,761	$226,327	$303,853

One-time non-interest expense items recorded in 2024 (after-tax):
Deposit servicing fees prior to 2024	—	—	7,106	—	—	7,106	—
FDIC premiums prior to 2024	—	—	4,208	—	—	4,208	—
Non-income taxes prior to 2024	(2,997)	—	—	—	—	(2,997)	—
Total one-time non-interest expense items	(2,997)	—	11,314	—	—	8,317	—
Adjusted core pre-tax pre-provision net income available to common shareholders	$58,021	$85,435	$91,188	$98,015	$124,761	$234,644	$303,853

Average total common shareholders’ equity	$1,636,242	$1,576,595	$1,529,211	$1,449,728	$1,373,244	$1,580,885	$1,327,841

Core pre-tax pre-provision ROCE	14.84%	21.79%	21.01%	26.82%	36.04%	19.12%	30.59%

Adjusted core pre-tax pre-provision ROCE (adjusted for one-time non-interest expense items)	14.11%	21.79%	23.98%	26.82%	36.04%	19.83%	30.59%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Efficiency Ratio and Adjusted Core Efficiency Ratio - Customers Bancorp						Nine Months Ended September 30,
(Dollars in thousands, except per share data)	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023	2024	2023
GAAP net interest income	$158,545	$167,653	$160,385	$172,506	$199,773	$486,583	$514,943

GAAP non-interest income	$8,557	$31,037	$21,231	$18,672	$17,775	$60,825	$51,893
Loss on sale of capital call lines of credit	—	—	—	—	—	—	5,037
(Gains) losses on investment securities	(394)	744	75	(114)	626	425	626
Derivative credit valuation adjustment	226	(58)	222	361	(192)	390	(63)
Unrealized (gain) on equity method investments	—	(11,041)	—	—	—	(11,041)	—
Unrealized losses on loans held for sale	607	—	—	—	—	607	—
Core non-interest income	8,996	20,682	21,528	18,919	18,209	51,206	57,493
Core revenue	$167,541	$188,335	$181,913	$191,425	$217,982	$537,789	$572,436

GAAP non-interest expense	$104,018	$103,452	$99,169	$93,767	$89,466	$306,639	$258,896
Severance expense	(659)	(2,560)	—	(639)	—	(3,219)	(991)
Impairments on fixed assets and leases	—	—	—	—	—	—	(124)
FDIC special assessment	—	(183)	(500)	(3,723)	—	(683)	—
Core non-interest expense	$103,359	$100,709	$98,669	$89,405	$89,466	$302,737	$257,781

One-time non-interest expense items recorded in 2024:
Deposit servicing fees prior to 2024	—	—	(7,106)	—	—	(7,106)	—
FDIC premiums prior to 2024	—	—	(4,208)	—	—	(4,208)	—
Non-income taxes prior to 2024	2,997	—	—	—	—	2,997	—
Total one-time non-interest expense items	2,997	—	(11,314)	—	—	(8,317)	—
Adjusted core non-interest expense	$106,356	$100,709	$87,355	$89,405	$89,466	$294,420	$257,781

Core efficiency ratio (1)	61.69%	53.47%	54.24%	46.70%	41.04%	56.29%	45.03%

Adjusted core efficiency ratio (adjusted for one-time non-interest expense items) (2)	63.48%	53.47%	48.02%	46.70%	41.04%	54.75%	45.03%
(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.
(2) Adjusted core efficiency ratio calculated as adjusted core non-interest expense divided by core revenue.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Non-Interest Expense to Average Total Assets and Adjusted Core Non-Interest Expense to Average Total Assets- Customers Bancorp						Nine Months Ended September 30,
(Dollars in thousands, except per share data)	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023	2024	2023
GAAP non-interest expense	$104,018	$103,452	$99,169	$93,767	$89,466	$306,639	$258,896
Severance expense	(659)	(2,560)	—	(639)	—	(3,219)	(991)
Impairments on fixed assets and leases	—	—	—	—	—	—	(124)
FDIC special assessment	—	(183)	(500)	(3,723)	—	(683)	—
Core non-interest expense	$103,359	$100,709	$98,669	$89,405	$89,466	$302,737	$257,781

One-time non-interest expense items recorded in 2024:
Deposit servicing fees prior to 2024	—	—	(7,106)	—	—	(7,106)	—
FDIC premiums prior to 2024	—	—	(4,208)	—	—	(4,208)	—
Non-income taxes prior to 2024	2,997	—	—	—	—	2,997	—
Total one-time non-interest expense items	2,997	—	(11,314)	—	—	(8,317)	—
Adjusted core non-interest expense	$106,356	$100,709	$87,355	$89,405	$89,466	$294,420	$257,781

Average total assets	$21,230,404	$20,985,203	$21,335,229	$21,252,273	$21,978,010	$21,183,783	$21,565,277

Core non-interest expense to average total assets	1.94%	1.93%	1.86%	1.67%	1.62%	1.91%	1.60%

Adjusted core non-interest expense to average total assets (adjusted for one-time non-interest expense items)	1.99%	1.93%	1.65%	1.67%	1.62%	1.86%	1.60%

Business Unit Deposits (formerly, Core Deposits, Total Deposits, excluding Wholesale CDs and BMTX student deposits) - Customers Bancorp

(Dollars in thousands, except per share data)	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023
Total deposits	$18,069,389	$17,678,093	$17,961,383	$17,920,236	$18,195,364
Reconciling items:
Wholesale CDs	1,585,081	1,545,885	1,809,573	2,970,615	3,713,933
BMTX student deposits	—	—	850	1,157	636,951
Business Unit Deposits (formerly, Core Deposits, Total deposits, excluding wholesale CDs and BMTX student deposits)	$16,484,308	$16,132,208	$16,150,960	$14,948,464	$13,844,480

Tangible Common Equity to Tangible Assets - Customers Bancorp

(Dollars in thousands, except per share data)	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023
GAAP total shareholders’ equity	$1,801,180	$1,746,865	$1,691,617	$1,638,394	$1,561,607
Reconciling items:
Preferred stock	(137,794)	(137,794)	(137,794)	(137,794)	(137,794)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible common equity	$1,659,757	$1,605,442	$1,550,194	$1,496,971	$1,420,184

GAAP total assets	$21,456,082	$20,942,975	$21,347,367	$21,316,265	$21,857,152
Reconciling items:
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible assets	$21,452,453	$20,939,346	$21,343,738	$21,312,636	$21,853,523

Tangible common equity to tangible assets	7.7%	7.7%	7.3%	7.0%	6.5%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Tangible Book Value per Common Share - Customers Bancorp

(Dollars in thousands, except share and per share data)	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023
GAAP total shareholders’ equity	$1,801,180	$1,746,865	$1,691,617	$1,638,394	$1,561,607
Reconciling Items:
Preferred stock	(137,794)	(137,794)	(137,794)	(137,794)	(137,794)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible common equity	$1,659,757	$1,605,442	$1,550,194	$1,496,971	$1,420,184

Common shares outstanding	31,342,107	31,667,655	31,521,931	31,440,906	31,311,254

Tangible book value per common share	$52.96	$50.70	$49.18	$47.61	$45.36